Exhibit 99.1

 INTRICON REPORTS 2016 FOURTH-QUARTER RESULTS

Hearing Health Revenues Rise; Company’s Medical Business Grows
$1.0 Million Sequentially

ARDEN HILLS, Minn. — February 16, 2017 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its fourth quarter ended December 31, 2016.

Highlights:

•	Sales to IntriCon’s largest medical customer increased $1.0 million sequentially from the third quarter—sales to this customer in the 2017 first quarter are expected to be at record levels and continue to increase throughout the year;
•	The company’s value hearing health initiatives delivered year-over-year growth, with Hearing Help Express contributing $1.0 million in fourth-quarter revenue;
•	IntriCon sharpened its focus on the emerging value hearing health opportunity, exercising its option to acquire 100 percent of Hearing Help Express (HHE). Beginning in the quarter, HHE financial results have been consolidated into IntriCon’s financial statements; and;
•	The company found a buyer for its non-core cardiac diagnostic monitoring (CDM) business, which is now held for sale and classified as discontinued operations.

Financial Results

For the 2016 fourth quarter, the company reported net sales of $17.7 million, compared to $18.4 million in the prior-year period. The decline was primarily due to year-over-year revenue shifts from IntriCon’s largest customer. Net sales rose 14 percent sequentially from the 2016 third quarter and included a $1.0 million contribution from HHE. IntriCon posted a net loss attributable to shareholders of ($1,809,000), or ($0.27) per share, versus net income attributable to shareholders of $810,000, or $0.13 per diluted share, for the 2015 fourth quarter. The 2016 fourth-quarter loss included a loss from discontinued operations of ($1,014,000), or ($0.15) per share, of which $796,000, resulted from a non-cash, write down of assets related to the pending divestiture of the company’s CDM business.

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IntriCon Corporation 2016 Fourth-Quarter Results
February 16, 2017

“Fourth-quarter results reflect our efforts to right size and focus our business to take advantage of the emerging value hearing health opportunity while maximizing our core medical business,” said Mark S. Gorder, president and chief executive officer of IntriCon. “We made meaningful progress establishing a new direct-to-consumer distribution channel during the quarter and look forward to a strong first quarter and 2017 in both hearing health and medical.”

Gross profit margins were 25.9 percent compared to 29.3 percent in the prior-year fourth quarter. The decrease was primarily due to lower revenue.

Operating expenses for the fourth quarter were $5.0 million, compared to $4.2 million in the prior-year fourth quarter. The increase was largely due to the consolidation of HHE during the quarter.

Business Update

Sales in IntriCon’s medical business decreased 8 percent in the 2016 fourth quarter, primarily driven by timing shifts with IntriCon’s largest customer, Medtronic. The lower sales to Medtronic were expected as they manage the transition of their recently FDA-approved MiniMed 630G system. IntriCon began ramping up MiniMed 630G production in the fourth quarter which resulted in a $1.0 million sequential increase in Medtronic revenue from the 2016 third quarter.

The company believes it’s well-positioned with Medtronic, with 2017 first-quarter sales expected to be at record levels, and growth to continue throughout the year. In addition to the MiniMed 630G system, IntriCon is also designed into the MiniMed 670G system which was recently approved by the FDA, and is scheduled to be launched in the spring of 2017. The company is working on other revenue opportunities with Medtronic that could result in notable revenue gains in the second half of 2017.

Hearing health sales increased 4 percent from the prior-year fourth quarter, primarily stemming from a $1.0 million contribution from HHE. As previously announced, IntriCon acquired a 20 percent stake in DeKalb, Ill.-based HHE, a direct-to-consumer mail order hearing aid provider, in the fourth quarter of 2016. In January 2017, the company announced that it exercised its option to acquire the remaining 80 percent stake in HHE—the deal is expected to close in mid-2017.

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IntriCon Corporation 2016 Fourth-Quarter Results
February 16, 2017

Said Gorder, “Acquiring HHE gives IntriCon direct access to consumers and the emerging value-based hearing health care market. HHE offers a lower-priced alternative for consumers to purchase devices directly—circumventing layers of costs associated with the conventional hearing aid channel. We look forward to building on the HHE platform by leveraging our own technically advanced devices and making targeted investments in management, marketing and advertising—and ultimately incorporating an online component.”

Since taking its initial stake, IntriCon has made meaningful progress integrating and optimizing HHE. To date IntriCon has:

•	Streamlined management positions—generating nearly $300,000 in net annual cost savings;
•	Contracted a direct-to-consumer (DTC) leader to head operations;
•	Started to map out the introduction of IntriCon’s advanced digital hearing devices into HHE’s product line;
•	Transitioned all treasury controls to IntriCon corporate headquarters; and,
•	Leased a new HHE facility which is expected to drive operating efficiencies and better work management by merging two locations into one.

Continued Gorder, “Untreated hearing loss in the United States is a substantial problem, and high device costs have created significant barriers to access for most Americans. HHE offers a lower-priced alternative for consumers to purchase devices directly.”

According to Gorder, IntriCon’s near-term next steps for HHE are to:

•	Hire a DTC executive to manage HHE;
•	Enhance HHE’s sales and marketing capabilities and increase advertising, a tactic historically proven to drive sales; and,
•	Introduce IntriCon’s digital hearing aids and other technical advancements to HHE’s customer base.

The fourth-quarter hearing health gain also contained contributions by PC Werth, acquired by IntriCon UK to build a hearing health platform in England. In January 2017, IntriCon took steps to reduce PC Werth’s cost structure by $200,000 and refocus sales efforts into the National Health Service (NHS) clinics. IntriCon is currently working with the NHS for approval of a third device, the K940D, which will enhance IntriCon sales capabilities. The K940D, which is a traditional behind-the-ear device, is very appealing to the NHS because of its broad-fitting range and advanced features. Approval of the K940D is anticipated by the end of April.

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IntriCon Corporation 2016 Fourth-Quarter Results
February 16, 2017

In addition to HHE and PC Werth, IntriCon is focused on driving growth and creating efficiencies in its current value-based hearing healthcare initiatives. Domestically, IntriCon continues its work with earVenture, a joint venture with the Academy of Doctors of Audiology (ADA). Over 650 ADA members have registered to join the earVenture program. According to Gorder, audiologists have shown great interest in earVenture, but have been slow to adopt the new model.

IntriCon has taken steps to right-size earVenture, without compromising the ability to promote the business model. While the company does not view earVenture, near term, as a meaningful contributor to sales, it continues to provide valuable industry insights and has the potential for future value by connecting it to IntriCon’s emerging DTC channel.

Said Gorder, “Acknowledging the significant opportunity we have with HHE has prompted us to focus our efforts with the ADA and NHS. Over the last decade, we have invested in technology and low-cost manufacturing to design and build superior devices and fitting solutions to address the estimated $1 billion annual value hearing health market.”

In order to focus financial and operational resources on value hearing health and the growing DTC opportunity, IntriCon has made the strategic decision to divest its non-core CDM business. The company has found a buyer for the business, and the sale is expected to close in the first quarter of 2017.

Looking Ahead

Concluded Gorder, “2016 was transitional year for IntriCon as we made changes and investments to focus our business. We enter 2017 with the infrastructure in place to drive long-term growth, and we remain confident in the prospects of our medical business and look forward to the expected 2017 ramp up of Medtronic’s sales. Equally important, we’re excited about the opportunity that we created through thoughtful hard work and planning: a chance to deliver superior outcomes-based affordable hearing healthcare. We expect that capitalizing on this opportunity will lead to both a very bright future for IntriCon and to long-term growth in shareholder value. Based on information currently available, we anticipate 2017 first-quarter net sales to be $18.6 to $18.8 million and positive EPS from continuing operations. For the year, we anticipate revenue to range between $78 million and $80 million.”

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IntriCon Corporation 2016 Fourth-Quarter Results
February 16, 2017

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Thursday, February 16, 2017, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review fourth-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-888-263-2744 and provide the conference ID number 9031214 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 9031214.

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2015. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts

At IntriCon:	At PadillaCRT:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillacrt.com

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IntriCon Corporation 2016 Fourth-Quarter Results
February 16, 2017

INTRICON CORPORATION

Consolidated Condensed Statements of Operations

 (In Thousands, Except Per Share Amounts)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$17,747	$18,435	$68,009	$68,527
Cost of sales	13,148	13,027	50,937	49,771
Gross profit	4,599	5,408	17,072	18,756

Operating expenses:
Sales and marketing	1,343	1,134	4,700	3,733
General and administrative	2,583	1,931	9,154	7,013
Research and development	1,126	1,116	4,688	4,279
Restructuring charges	—	—	132	—
Total operating expenses	5,052	4,181	18,674	15,025
Operating income (loss)	(453)	1,227	(1,602)	3,731

Interest expense	(167)	(82)	(553)	(369)
Other income (expense)	(129)	(278)	(602)	(261)
Income (loss) from continuing operations before income taxes and discontinued operations	(749)	867	(2,757)	3,101

Income tax (benefit) expense	97	(88)	217	19
Income (loss) before discontinued operations	(846)	955	(2,974)	3,082
Loss from discontinued operations, net of income taxes	(1,014)	(256)	(1,770)	(965)
Net Income (loss)	(1,860)	699	(4,744)	2,117
Less: Loss allocated to non-controlling interest	(51)	(111)	(157)	(111)
Net Income (loss) attributable to shareholders	$(1,809)	$810	$(4,587)	$2,228

Basic income (loss) per share attributable to shareholders:
Continuing operations	$(0.12)	$0.18	$(0.43)	$0.54
Discontinued operations	(0.15)	(0.04)	(0.27)	(0.16)
Net income (loss) per share:	$(0.27)	$0.14	$(0.71)	$0.38

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$(0.12)	$0.17	$(0.43)	$0.51
Discontinued operations	(0.15)	(0.04)	(0.27)	(0.15)
Net income (loss) per share:	$(0.27)	$0.13	$(0.71)	$0.36

Average shares outstanding:
Basic	6,805	5,977	6,497	5,907
Diluted	6,805	6,291	6,497	6,241

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IntriCon Corporation 2016 Fourth-Quarter Results
February 16, 2017

INTRICON CORPORATION

Consolidated Condensed Balance Sheets

(In Thousands, Except Per Share Amounts)

	December 31,	December 31,
	2016	2015
	(unaudited)
Current assets:
Cash	$667	$367
Restricted cash	595	610
Accounts receivable, less allowance for doubtful accounts of $170 at December 31, 2016 and $135 at December 31, 2015	7,289	8,335
Inventories	12,343	13,635
Other current assets	957	856
Current assets of discontinued operations	123	1,086
Total current assets	21,974	24,889

Machinery and equipment	40,152	38,426
Less: Accumulated depreciation	33,546	31,717
Net machinery and equipment	6,606	6,709

Goodwill	10,555	9,551
Intangible Assets	2,920	—
Investment in partnerships	146	224
Other assets, net	1,557	480
Other assets of discontinued operations	—	33
Total assets (a)	$43,758	$41,886

Current liabilities:
Current maturities of long-term debt	$2,346	$1,908
Accounts payable	6,722	7,763
Accrued salaries, wages and commissions	2,413	2,466
Deferred gain	—	55
Other accrued liabilities	1,914	1,279
Liabilities of discontinued operations	123	116
Total current liabilities	13,518	13,587

Long-term debt, less current maturities	9,284	7,929
Other postretirement benefit obligations	501	542
Accrued pension liabilities	737	812
Other long-term liabilities	707	119
Total liabilities (a)	24,747	22,989

Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,820 and 5,981 shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	6,820	5,981
Additional paid-in capital	21,383	17,721
Accumulated deficit	(8,633)	(4,046)
Accumulated other comprehensive loss	(1,014)	(721)
Total shareholders’ equity	18,556	18,935
Non-controlling interest	455	(38)
Total equity	19,011	18,897
Total liabilities and equity	$43,758	$41,886

(a) Assets of HHE, the consolidated variable interest entity, that can only be used to settle obligations of HHE were $5,159 at December 31, 2016. Liabilities of HHE, for which creditors do not have recourse to the general credit of IntriCon were $3,833 at December 31, 2016.

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